Exhibit 99.1

NEWS RELEASE

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com
Ms. Meagan L. Evans Investor Relations Analyst 804.935.5281 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. to Join Panel at the 2006 Bear Stearns Mortgage Finance and Housing Conference

GLEN ALLEN, VA. (May 12, 2006) - Saxon Capital, Inc. (“Saxon”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), announced today that Robert B. Eastep, Chief Financial Officer of Saxon will participate in a panel discussion titled, “Outlook and Opportunities in the Subprime Origination Market” at the 2006 Bear Stearns Mortgage Finance and Housing Conference in New York City on May 18, 2006 from 11:00 a.m. to 12 noon Eastern Time.

The panel discussion will be webcast through Saxon’s website: www.saxonmortgage.com, and will be available through June 2, 2006.

About Saxon
Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The Company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s mortgage loan production subsidiary, Saxon Mortgage, Inc., originates and purchases loans through indirect and direct lending channels using a network of brokers, correspondents, and its retail lending centers. As of March 31, 2006, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $26.8 billion. For more information, visit www.saxonmortgage.com.

Information Regarding Forward Looking Statements
Statements in this news release other than statements of historical fact, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of May 12, 2006. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.